Exhibit 99.1

(1)         This Statement on Form 4 reflects the forfeiture on May 15, 2015 of all of the cash-settled restricted stock units issued by Noranda Aluminum Holdings Corporation (the “Issuer”) to Apollo Management VI, L.P. (“Management VI”) in lieu of restricted stock units that would otherwise be granted under the Issuer’s director compensation program to directors that were affiliate with Management VI or its affiliates (the “Apollo Individuals”), which occurred upon the resignation of all of the Apollo Individuals from the Issuer’s board of directors on that date.  The cash-settled restricted stock units that were forfeited also includes an aggregate of 404.25 cash-settled restricted stock units that were granted to Management VI in lieu of recurring cash dividends on September 17, 2014, December 8, 2014 and March 25, 2015 with respect to cash-settled restricted stock units held by Management VI.  The cash-settled restricted stock units were held by Management VI for its own benefit.

AIF VI Management, LLC (“AIF VI Management”) is the general partner of Management VI.  Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VI Management, and Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management.  Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings.  Leon Black, Joshua Harris and Marc Rowan are the managers, as well as principal executive officers, of Management Holdings GP.  Each of AIF VI Management, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan, disclaims beneficial ownership of any of the restricted stock units granted to Management VI, except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity or person is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address for Management VI, AIF VI Management, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 W. 57th Street, 43rd Floor, New York, New York 10019.